Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Check Point Software Technologies Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value NIS 0.01 per share	(1)	Other	2,636,523	$214.52	$565,586,913.96	0.0001531	$86,591.36

Total Offering Amounts:							$565,586,913.96		86,591.36
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$86,591.36

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Offering Note(s)

(1)	(1) (a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable under the Check Point Software Technologies Ltd. 2005 Israel Equity Incentive Plan, as amended, and the Check Point Software Technologies Ltd. 2005 United States Equity Incentive Plan, as amended (collectively, the “Plan”) by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration that would increase the number of outstanding ordinary shares. (b) Represents the additional 2,636,523 ordinary shares issuable under the Plan. (c) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act based on the average of the high ($217.20) and low ($211.83) prices of the ordinary shares on The Nasdaq Stock Market LLC on March 13, 2025.